Exhibit 99.2

This is an informational FAQ only and is not an offer to exchange or a solicitation of an offer to exchange any options. The option exchange described in this FAQ has not launched. When the option exchange begins, Google will provide you with written materials explaining the terms and timing. You should read these materials carefully when they become available because they will contain important information about the option exchange. When the offer period begins, Google will also file these materials with the Securities and Exchange Commission (SEC) as part of a tender offer statement and you can obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov or by email at _________________.

Q: How does my participation in the Exchange Offer affect my participation in the TSO program?

A: Your ability to participate in the TSO program will not change after the Exchange Offer regardless of whether you have elected to participate. However, if you have made an election to participate in the Exchange Offer, you will not be able to use the TSO program during the Offer Period for any portion of an Eligible Option that you have elected to exchange. In addition, if you sell any options you hold pursuant to the TSO Program, these options WILL NOT be eligible for exchange through the Exchange Offer.

Q: Will the TSO program continue to operate during the Exchange Offer?

A: Yes, subject to its terms and conditions, the TSO program will operate during the Exchange Offer provided that Google’s trading window is open. However, if you have made an election to participate in the Exchange Offer, you will not be able to use the TSO program during the Election Period for any portion of an Eligible Option that you have elected to exchange. If you do not wish to participate in the Exchange Offer, you will be able to continue to sell eligible options through the TSO program. If you sell any options you hold pursuant to the TSO Program, these options WILL NOT be eligible for exchange through the Exchange Offer.